Exhibit 10.3

KENNAMETAL INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended, January 1, 2004)

Section 1. Purpose and Effective Date.

1.1	The purpose of this Supplemental Executive Retirement Plan is to ensure the payment of a competitive level of retirement income, in order to attract, retain, and motivate selected executives. The Plan is also intended to provide eligible executives with a retirement benefit that cannot be paid from the Company’s qualified Retirement Income Plan, due to various limitations of the United States Internal Revenue Code.

1.2	This Plan was previously amended and adopted, effective April 21, 1995; was later amended and adopted, effective July 26, 1999; and was most recently amended and adopted, effective as of January 1, 2004. It will be effective for each participant on the date he or she is designated as a Participant and executes an Employment Agreement.

1.3	The terms of this Plan are applicable only to eligible executives who are employed by the Company on or after April 21, 1995. Any executive who retired or otherwise terminated employment prior to such date, shall not be eligible to be designated a Participant under this Plan unless he or she returns to service with the Company on or after April 21, 1995.

Section II. Definitions.

2.1	Board of Directors means the Directors of the Company.

2.2	Bonus Award means the annual cash award, if any, received by a Participant under the provisions of the Kennametal Inc. Management Performance Bonus Plan of any given fiscal year. Only an award generated by successful attainment of the Bonus Plan’s business objectives shall be considered a “Bonus Award” for the purposes of this Plan, provided that a Bonus Plan award of $0.00 to the Participant for a given fiscal year shall be taken into account for purposes of this Plan. No other kind of bonus award or grant will qualify as a “Bonus Award” for purposes of this Plan.

2.3	Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (“1934 Act”), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by

Kennametal immediately prior to the merger or consolidation, or (ii) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons, or corporation; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities.

2.4	Code means the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to a Code Section shall be deemed to refer to any successor provision of the Code, as appropriate.

2.5	Committee means the Board of Directors Committee on Executive Compensation, designated by the Board of Directors to administer the plan.

2.6	Company means Kennametal Inc., a Pennsylvania corporation, or any successor bound by this Plan pursuant to Section 8.5.

2.7	Disability means such incapacity due to physical or mental illness or injury, as causes the Participant to be absent from his principal office at Kennametal’s offices for the entire portion of 180 consecutive business days.

2.8	Employee means an employee of the Employer.

2.9	Employer means the Company and any subsidiary or affiliate of the Company whose employees participate in the Plan.

2.10	Employment Agreement means an agreement between an Employer and an Employee, which sets forth terms and conditions of employment and specifically refers to this Plan.

2.11	Final Base Salary means the Participant’s monthly base salary rate, before any pre-tax reductions pursuant to the Participant’s elections under IRC § § 125 or 402(e)(3), for the calendar month in which Participant’s Termination of Employment occurs, without regard to any limitations on compensation under the Code, including those under IRC § 401(a)(17).

2.12	IRC means the Code.

2.13	Normal Retirement means the first day of the month following the day on which the Employee reaches the age of sixty-five (65).

2.14	Participant means any Employee of an Employer who is entitled to participate in the Plan in accordance with Section III. Where the context so indicates, “Participant” shall also include a retired or deceased Participant with respect to whom a SERP Benefit is payable.

2.15	Plan means the Company’s Supplemental Executive Retirement Plan (SERP), as set forth herein and as amended and restated from time to time.

2.16	Primary Social Security Benefit means the monthly benefit, as provided by the Federal Social Security Act, to which the Participant would be entitled at age 65, based upon the assumption that such Participant will continue to receive until reaching age 65 monthly earnings at the same rate as he or she received such monthly earnings at the time of retirement, termination of employment or death. (Note: This definition is identical to that used under the Retirement Income Plan.)

2.17	Retirement Income Plan means the funded, tax-qualified Kennametal Inc. Retirement Income Plan, as it may be amended and restated, from time to time.

2.18	Retirement Income Plan Benefit means either (a) the monthly benefit that would be payable as a single life annuity under the Retirement Income Plan commencing upon a retirement at age 65, based on credited service and average earnings as of the Participant’s termination of service, calculated pursuant to the terms and provisions of the Retirement Income Plan as such terms and provisions literally apply to the Participant because the Participant is an active participant (accruing additional benefits) in the Retirement Income Plan up to his or her termination of service and will in fact be eligible to receive benefits reflecting credited service and average earnings determined to his or her termination of service; or (b) but for the amendment to the Retirement Income Plan effective December 31, 2003 that excluded such Participant from further active participation in such plan after such date, or in the case of a Participant first hired after December 31, 2003, excluded such Participant from any active participation in such plan, the monthly benefit that would be payable as a single life annuity under the Retirement Income Plan commencing upon a retirement at age 65, based on credited service and average earnings as of the Participant’s termination of service calculated pursuant to the terms and provisions of the Retirement Income Plan (other than vesting provisions) as such terms and provisions theoretically would have applied to the Participant if the Participant had not been excluded from active participation, or from further active participation, in the plan, but had instead been an active participant (accruing benefits) in the Retirement Income Plan up to his or her termination of service, based on his or her credited service and average earnings to such termination of service. That is, the Retirement Income Plan Benefit determined hereunder is either (a) the actual benefit that a Participant is eligible to receive under such plan because he or she is active participant in the Retirement Income Plan at termination of service, or (b) the theoretical benefit the Participant would have been eligible to receive had he or she been eligible to be an active participant in the Retirement

Income Plan up to termination of service (determined without regard to the vesting provisions of the Retirement Income Plan).

2.19	SERP Benefit means the benefit, calculated pursuant to Section V and Appendix A, that is payable to a Participant under the Plan.

2.20	Surviving Spouse means the individual to whom the Participant is legally married at the time of his or her death.

2.21	Target Retirement Income means the monthly amount determined as the “applicable percentage” of the total of (a) the Participant’s Final Base Salary plus (b) 1/36th of the sum of the Participant’s last three Bonus Awards. For this purpose, the applicable percentage is 60% at 30 Years of Service, plus or minus 1% for each Year of Service greater than or less than thirty.

2.22	Year of Service means each full twelve-month period beyond Employee’s most recent hire date, as determined pursuant to the Company’s regular personnel records and policies. (Note: This definition is not intended to be coextensive with the definition of “Credited Service” as used in the Retirement Income Plan.)

Section III. Eligibility.

3.1	Each officer or key executive Employee of the Company approved by the Committee, in its sole discretion, shall be eligible to participate in the Plan. In the case of an officer, such participation shall be effective upon the officer’s prompt execution of an Employment Agreement.

3.2	Any officer or key executive who becomes a Participant shall continue to be a Participant until his or her termination of employment, or until a date prior to such time, as determined by the Committee, in its sole discretion.

Section IV. Vesting.

4.1	A Participant shall become vested and entitled to receive a benefit under the Plan, determined in accordance with Section V, only in accordance with the following schedule:

Age of Participant at Termination	Cumulative Vested Plan Benefit
Less than age 56	0%
56	20%
57	40%
58	60%
59	80%
60 or older	100%

Notwithstanding the foregoing, a Participant who voluntarily leaves employment, without Employer’s permission, or is involuntarily terminated, with cause, prior to entitlement to receive a benefit pursuant to Section 6.1, shall forfeit any entitlement to a benefit under the Plan. In the event that Participant shall voluntarily or involuntarily leave the employ of the Company before his or her retirement date, including involuntary termination of employment because of death or disability, and the Participant is not vested as to any portion of the SERP Benefit, the obligations of the Company under Section 6 and 7 of the Plan shall be null and void, and neither the Participant nor any other person shall in any way be entitled to any payments hereunder.

4.2	Notwithstanding Section 4.1, each Participant’s Plan benefit automatically shall become 100% vested upon a Change in Control of the Company.

Section V. Amount of Benefit

5.1	The amount of each Participant’s SERP Benefit shall initially be calculated as the excess of the Target Retirement Income over the sum of the Participant’s Retirement Income Plan Benefit plus the Participant’s Primary Social Security Benefit.

5.2	The Target Retirement Income, the Retirement Income Plan Benefit, and the Social Security Benefit, shall be calculated according to the methodology described in Appendix A.

5.3	The Committee shall cause the formula calculation described in Section 5.1 to be done annually, or as otherwise required, for each Participant. The Committee shall then be advised of the SERP Benefit amount for each Participant, and shall direct that an official list of Participants and their accrued SERP Benefit be prepared, which shall govern the payment of a benefit under the Plan, pursuant to Section VI, until the next annual review and redetermination of a SERP Benefit amount.

Section VI. Payment of Benefit.

6.1	Payment of the Participant’s SERP Benefit shall commence on the first day of the month following the month in which the Participant’s employment with the Company terminates due to (1) Normal Retirement from employment with the Company, (2) retirement from employment with the Company on any date prior to Normal Retirement that has the prior approval of the Company’s Board of Directors, (3) termination of employment prior to Normal Retirement as a result of Disability, or (4) retirement from employment with the Company following a Change In Control, unless the Participant requests a later payment commencement date.

6.2	A Participant’s Plan benefit shall be paid in equal monthly installments, in the form of a single life annuity with no death or other survivor benefit other than those described in Section VII.

Section VII. Surviving Spouse and other Death Benefit.

7.1.	In the event of the death of a Participant prior to the commencement of payment of a Plan benefit to the Participant, an amount equal to 50% of the amount of the benefit calculated in accordance with the vesting provisions of Section IV and the amount of the benefit of Section V which would otherwise have been payable to the Participant, will instead be payable to the Participant’s Surviving Spouse. Payments to such Surviving Spouse shall be made from the month following the month in which the death of the Participant occurred until the death of the Surviving Spouse.

7.2.	In the event of the death of a Participant after the commencement of payment of a Plan benefit to the Participant, an amount equal to 50% of the amount of the Plan benefit then being paid to the Participant will instead be payable to the Participant’s Surviving Spouse. Payments to such Surviving Spouse shall be made from the month following the month in which the death of the Participant occurred, until the death of the Surviving Spouse.

7.3.	If the Surviving Spouse is five (5) or more years younger than the Participant, the monthly payment to the Surviving Spouse pursuant to paragraphs 7.1 and 7.2 shall be actuarially adjusted, so that it has the same present actuarial value as the full 50% payment to a hypothetical Surviving Spouse who is less than five (5) years younger than the Participant. For this purpose, the Committee shall use a life expectancy factor derived from the definition of “Actuarial Equivalent” under the Retirement Income Plan as in effect as of the date of the calculation. Effective as of January 1, 2004, the basis of Actuarial Equivalence under the Retirement Income Plan is the 1983 Group Annuity Mortality Table for Males, using 0%, with the Participant’s age set back two years and the Surviving Spouse’s age set back four years. The life expectancy factors derived therefrom are set forth in Appendix B of the Plan. The foregoing actuarial adjustment shall be effected by dividing the life expectancy factor for the hypothetical Surviving Spouse by the life expectancy for the Surviving Spouse (calculated to four decimals). The quotient obtained shall be multiplied by the Surviving Spouse’s 50% benefit pursuant to paragraphs 7.1 and 7.2. An example of the method of actuarial adjustment is shown in Appendix C of the Plan.

7.4.	In the event that the Participant and/or his or her Surviving Spouse shall have been entitled to payments under Sections 6 and 7 of the Plan, and upon the death of the Surviving Spouse, the aggregate amount of the cumulative payments of the SERP Benefit shall have been less than $50,000, the Company shall pay a lump sum amount, equal to $50,000 less the aggregate amount of the cumulative payments of the SERP Benefit already made, in the following order of preference: (1) to the person designated by the Participant in a written notice filed with the Committee, or, if the Participant has no such notice on file, or the person(s) designated in such notice do(es) not exist at the relevant time, then (2) to the executor or administrator of the Participant’s estate.

Section VIII. Miscellaneous Provisions.

8.1	Administration. The Committee shall be responsible for all facets of interpretation and administration of the Plan. The Committee may adopt rules and regulations to assist it in the administration of the Plan. The Board of Directors has also delegated to the Committee the right to modify provisions of the Plan in individual cases.

8.2	Non-Competition. Receipt of the SERP Benefit is expressly conditioned upon the non-competition of the retired Participant with the Company, for so long as any payments are being made hereunder. Accordingly, unless the Participant first secures the written consent of the Board of Directors or the Committee, he shall not directly or indirectly, as an officer, director, employee, consultant, agent, partner, joint venturer, proprietor, or other, engage in or assist any business which is or may become in direct or indirect competition with the Company or any of its subsidiaries, other than as a mere investor holding not more than one percent of the equity interest of any such competing enterprise. In the event that the Committee makes a good-faith determination that a Participant receiving a SERP Benefit is or may be violating the non-competition provisions hereof, it shall immediately notify him or her of such finding in writing and afford him or her a reasonable opportunity (a period of not less than sixty days) to rebut such finding, or to desist from such competitive activity. In the event that the Committee believes that a violation of the non-competition provision continues uncorrected following the sixty-day period, it may then cease making SERP Benefit payments, and the retired Participant (and any Spouse or other beneficiary claiming through the Participant) shall forfeit any right to future payment of a SERP Benefit under the Plan.

8.3	Source of Benefit Payments. This Plan is intended to be an unfunded plan of deferred compensation for a select group of management or highly compensated individuals, and it is intended that a SERP Benefit payable hereunder will be paid from the general assets of the Company. However, in the event of a Change in Control, amounts payable to a Participant or the Surviving Spouse or estate, under Sections 6 and 7 of the Plan, may be provided for in accordance with an Executive Deferred Compensation Trust (a so-called “Rabbi” trust) between the Company and a trustee. The Company shall inform the Participant of the identity of the trustee upon the Participant’s request.

8.4	Non-Assignment, Alienation. Nothing in this Plan gives a Participant or any person claiming payments for or through him or her, any right, title, or interest in any asset held in the Company, prior to the payment thereof, and that the right of a Participant to any payment hereunder is strictly contractual and unsecured, unless a Change in Control causes the funding of the Plan in the Company’s Executive Deferred Compensation Trust. In addition, the benefit to be paid hereunder may not be voluntarily or involuntarily sold, transferred, assigned, alienated, or encumbered, and any such attempt shall be void.

8.5	Obligation of Successors. This Plan shall be binding upon the Company or any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all or substantially all of the business and/or assets of the Company, or to any assignee thereof. To the extent that the Company must take additional contractual or other steps to make the Plan an enforceable contractual obligation of a successor (e.g., a purchaser of assets), the Company shall take such steps. This Plan and all rights of the Participant hereunder shall inure to the benefit of and be enforceable by the Participant or the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

8.6	Amendment, Termination. This Plan may be amended or terminated at any time by action of the Board of Directors, provided that no such amendment or termination shall reduce or eliminate the right of a Participant to the payment of a Plan benefit earned prior to such amendment or termination.

8.7	Withholding. The Company may provide for the withholding, from any benefit payable under this Plan, all Federal, state, city, or other taxes as shall be appropriate pursuant to any law or governmental regulation or ruling, and may delay the payment of any benefit until the Participant or beneficiary provides payment to the Company of all applicable withholding taxes.

8.8	Miscellaneous. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not governed by federal law. Section headings are for convenience of reference only, and shall not affect the construction or interpretation of any of the provisions hereof.

APPENDIX A

w	Calculation begins with current monthly base salary and years of service, up to the present date.

w	Target Retirement Income equals a percent of (a) Final Base Salary plus (b) the monthly average (i.e., 1/36) of the sum of the last three Bonus Awards. The percentage is calculated as 60% for 30 years of service, plus or minus 1% for each year of service greater than or less than thirty. For example:

Years of Service	Retirement Target
Newly hired	30%
5	35%
10	40%
15	45%
20	50%
25	55%
30	60%
35	65%
40	70%
45	75%

w	Calculate the Retirement Income Plan Benefit, based on current years of service and pensionable earnings, to date, and including current statutory limitations (IRC §§ 415 and 401A(17)), but not actuarially reduced for age less than 65. This calculation is made on the assumption (whether or not true) that the Participant is an active participant in the RIP and is currently eligible to accrue additional benefits thereunder. (Thus, the calculation is made even if the Participant is excluded from active participation under the terms of the RIP, as amended effective December 31, 2003.)

w	Calculate the Primary Social Security Benefit, based on earnings to date and assuming that current level of earnings will continue through age 65.

w	The SERP Benefit equals the Target Retirement Income (above) minus the sum of (a) the Retirement Income Plan Benefit plus (b) the Primary Social Security Benefit.

w	The SERP Benefit is then adjusted, if applicable, under the vesting schedule in Section 4.1.

w	However, the minimum SERP Benefit is 10% of current Base Salary.

w	If the prior SERP benefit (as last calculated under the above described method and posted to the official list of Participants and their SERP Benefit) is greater than the new SERP Benefit, use the prior SERP Benefit.

w	Therefore, SERP Benefit is the greatest of:

•	Target Retirement Income minus sum of (a) Retirement Income Plan Benefit plus (b) the Primary Social Security Benefit.

•	10% of Current Base Salary, or

•	Prior SERP Benefit.

APPENDIX B

LIFE EXPECTANCIES FROM THE 1983 GROUP ANNUITY TABLE FOR MALES
(Set back 2 years for Participants and 4 years for Joint Annuitants)

Age	Joint Annuitant	Age	Joint Annuitant
20	61.8209	65	20.733104
21	60.8413	66	19.922360
22	59.8620	67	19.126492
23	58.8830	68	18.344112
24	57.9043	69	17.572161
25	56.9259	70	16.808107
26	55.9480	71	16.051847
27	54.9706	72	15.305311
28	53.9937	70	14.572070
29	53.0174	74	13.854374
30	52.0418	75	13.152659
31	51.0670	76	12.467970
32	50.0929	77	11.801827
33	49.1198	78	11.156078
34	48.1476	79	10.530978
35	47.1765	80	9.925826
36	46.2066	81	9.340932
37	45.2380	82	8.777414
38	44.2708	83	8.236987
39	43.3052	84	7.719357
40	42.3420	85	7.223015
41	41.3799	86	6.747887
42	40.4194	87	6.295031
43	39.4609	88	5.866464
44	38.5048	89	5.463912
45	37.5519	90	5.087653
46	36.6027	91	4.737174
47	35.6578	92	4.411342
48	34.7181	93	4.108517
49	33.7843	94	3.827037
50	32.8570	95	3.565508
51	31.9371	96	3.322551
52	31.0249	97	3.096798
53	30.1209	98	2.886902
54	29.2251	99	2.692192
55	28.3377	100	2.512150
56	27.4584	101	2.345559
57	26.5870	102	2.190383
58	25.7232	103	2.043361
59	24.8665	104	1.904998
60	24.0165	105	1.776622
61	23.1729	106	1.653351
62	22.3357	107	1.520196
63	21.5052	108	1.343162
64	20.6824	109	1.058194

Assumptions:	Mortality Table = gam83m Interest = 0.00%	Participant -2 setback Continuation Percentage = 50%	Joint Annuitant -4 setback

APPENDIX C

Example:

A Participant receiving a SERP Benefit in the amount of $10,000 dies at age 74. His or her Surviving Spouse is age 65. The benefit payable to the Surviving Spouse would be calculated as follows.

1.	Life expectancy set forth on the Group Annuity Mortality Table of a hypothetical Surviving Spouse who is age 69 =16.7345

2.	Life expectancy set forth on the Group Annuity Mortality Table of the Surviving Spouse who is age 65 = 19.8686

3.	Quotient obtained by dividing 1 above by 2 above (16.7345 ÷ 19.8686) = 0.8423

4.	Yearly benefit payable to Surviving Spouse = $10,000 x 50% x 0.8423 = $4,211.50